Ruby Tuesday Inc. Announces Strategic Plan for Lime Fresh Mexican Grill Brand
Enters Agreement to Sell Eight Corporate-owned Locations; Will Close 11 Remaining Corporate-owned Restaurants and Focus on Brand Franchising

MARYVILLE, TN – November 5, 2015 - (BUSINESSWIRE) – Ruby Tuesday, Inc. (NYSE: RT) today announced that it has entered into an agreement with Rubio’s Restaurants, Inc. to sell eight corporate-owned Lime Fresh Mexican Grill locations in Florida for approximately $6.3 million.  In addition, the Company will close its 11 remaining corporate-owned Lime Fresh Mexican Grill restaurants immediately and maintain its eight franchised locations.  All 19 corporate-owned restaurants are leased locations.

The completion of the transaction is targeted for January of 2016 subject to customary closing conditions.  Ruby Tuesday will operate the eight locations being sold as Lime Fresh Mexican Grills until the transaction closes, enabling a smooth transition and opportunities for its employees.  The Company will provide additional information when it releases second fiscal quarter 2016 earnings on January 7, 2016.

Ruby Tuesday acquired Lime Fresh Mexican Grill in April of 2012.  The purchase agreement included the brand’s intellectual property rights and the assets of seven company-owned restaurants as well as the royalties from five franchised restaurants.

JJ Buettgen, Chairman of the Board, President, and CEO, commented, "As we consider Ruby Tuesday’s future, we believe it is in our shareholders’ best interest that we exclusively operate our namesake brand restaurants.  We are therefore selling eight corporate-operated Lime Fresh restaurants to Rubio’s Restaurants, Inc. and closing the 11 remaining corporate-owned locations.  We sincerely thank our Lime Fresh employees for their hard work and commitment as we work through this transition.”

Buettgen added, “We value our relationships with our Lime Fresh franchisees and while we are maintaining our franchise model, we will continue to evaluate strategic alternatives for the brand.  Our eight franchise locations will remain open, providing the same great Lime food and service to all of our Lime Lovers.”

Buettgen concluded, “We are highly engaged and continue to make progress on our transformational initiatives for Ruby Tuesday.  Our primary objective remains to drive profitable and sustainable same-restaurant sales and traffic growth through our four key brand pillars: menu, service, communication and atmosphere.  We are confident in our long-term strategies and believe we have laid the foundation to deliver improved operational results over time.”

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday and Lime Fresh brand restaurants.  As of September 1, 2015, there were 734 Ruby Tuesday restaurants in 44 states, 12 countries, and Guam, and there were 27 Lime Fresh restaurants in six states and the District of Columbia.  Of those restaurants, we owned and operated 656 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 28 domestic and 50 international restaurants.  We also owned and operated 19 Lime Fresh restaurants and franchised eight Lime Fresh domestic restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.  For more information about Ruby Tuesday, please visit www.rubytuesday.com.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of growth in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended June 2, 2015.

Investor Relations
Melissa Calandruccio
(646) 277-1273
melissa.calandruccio@icrinc.com

Media Relations
Liz DiTrapano
(646) 277-1226
Liz.ditrapano@icrinc.com